Exhibit 2.1
                                                 [conformed copy]




                   AGREEMENT AND PLAN OF MERGER

                           BY AND AMONG

                          PEOPLE'S BANK,

                      NORWICH FINANCIAL CORP.

                                AND

                    THE NORWICH SAVINGS SOCIETY

                   DATED AS OF SEPTEMBER 3, 1997







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                         TABLE OF CONTENTS


ARTICLE I - THE MERGER............................................1
      1.01 The Merger.............................................1
      1.02 Effective Time.........................................2
      1.03 Effects of the Merger..................................2
      1.04 Conversion of Target Holding Company Stock.............2
      1.05 Election Procedures....................................3
      1.06 Adjustments to the Merger Consideration................6
      1.07 Adjustments for Dilution and Other Matters.............8
      1.08 Exchange Procedures....................................8
      1.09 Dissenting Shares......................................9
      1.10 Options...............................................10
      1.11 No Fractional Shares..................................10
      1.12 Tax Consequences......................................10

ARTICLE II - CORPORATE GOVERNANCE................................10
      2.01 Other Matters.........................................10
      2.02 Directors.............................................11

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF TARGET
      HOLDING COMPANY AND TARGET BANK............................11
      3.01 Corporate Organization................................11
      3.02 Capitalization........................................13
      3.03 Authority; No Violation...............................14
      3.04 Consents and Approvals................................16
      3.05 Financial Statements..................................16
      3.06 Absence of Certain Changes or Events..................17
      3.07 Legal Proceedings.....................................17
      3.08 Compliance with Applicable Law........................18
      3.09 Taxes.................................................18
      3.10 Employee Benefit and Other Plans......................19
      3.11 Certain Contracts.....................................21
      3.12 Target Holding Company Reports........................22
      3.13 Environmental Matters.................................23
      3.14 Target Holding Company Information....................23
      3.15 Insurance.............................................24
      3.16 Broker's Fees.........................................24
      3.17 Agreements with Regulatory Agencies...................24
      3.18 Material Interests of Certain Persons.................24
      3.19 Labor Matters.........................................24

      3.20 Takeover Laws; Article XVII of Target Holding
           Company Certificate...................................25
      3.21 Allowance for Loan Losses.............................25
      3.22 Risk Management Instruments...........................25
      3.23 Properties............................................26
      3.24 Rights Agreement......................................26
      3.25 Other Liabilities.....................................27

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF
      THE BANK...................................................27
      4.01 Corporate Organization................................27
      4.02 Capitalization........................................27
      4.03 Authority; No Violation...............................28
      4.04 Consents and Approvals................................28
      4.05 Financial Statements..................................29
      4.06 Broker's Fees.........................................30
      4.07 Absence of Certain Changes or Events..................30
      4.08 Legal Proceedings.....................................30
      4.09 FDIC Reports..........................................30
      4.10 Bank Information......................................30
      4.11 Compliance With Applicable Law........................31
      4.12 Agreements with Regulatory Agencies...................31
      4.13 Regulatory Approvals..................................31

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS............31
      5.01 Covenants of Target Holding Company and Target Bank...31
      5.02 Covenants of the Bank.................................34

ARTICLE VI - ADDITIONAL AGREEMENTS...............................35
      6.01 Regulatory Matters....................................35
      6.02 Access to Information.................................36
      6.03 Shareholder Approval..................................37
      6.04 Legal Conditions to Merger............................38
      6.05 Stock Listing.........................................38
      6.06 Employee Benefit Plans................................38
      6.07 Interim Financial Statements..........................41
      6.08 Additional Agreements.................................41
      6.09 Disclosure Supplements................................41
      6.10 Current Information...................................42
      6.11 Public Announcements..................................42
      6.12 Indemnification.......................................42
      6.13 No Solicitation.......................................44
      6.14 Offering Circular.....................................44


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      6.15 Dividends.............................................44

ARTICLE VII - CONDITIONS PRECEDENT...............................45
      7.01 Conditions to Each Party's Obligations Under
           This Agreement........................................45
      7.02 Conditions to the Obligations of the Bank Under This
           Agreement.............................................45
      7.03 Conditions to the Obligations of Target
           Holding Company and Target Bank Under This
           Agreement.............................................47

ARTICLE VIII - CLOSING...........................................48
      8.01 Time and Place........................................48
      8.02 Deliveries at the Closing.............................48

ARTICLE IX - TERMINATION AND AMENDMENT...........................48
      9.01 Termination...........................................48
      9.02 Effect of Termination.................................51
      9.03 Amendment.............................................51
      9.04 Extension; Waiver.....................................51

ARTICLE X - MISCELLANEOUS........................................52
      10.01 Payment to Target Holding Company....................52
      10.02 Expenses.............................................52
      10.03 Non-Survival of Representations and Warranties.......52
      10.04 Notification of Certain Matters......................53
      10.05 Notices..............................................53
      10.06 Parties in Interest..................................54
      10.07 Complete Agreement...................................54
      10.08 Counterparts.........................................54
      10.09 Governing Law........................................55
      10.10 Interpretation.......................................55

                   AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of September 3, 1997, by and among People's Bank, a Connecticut stock savings bank (the "Bank"), Norwich Financial Corp., a Delaware corporation ("Target Holding Company") and The Norwich Savings Society, a Connecticut stock savings bank and a wholly-owned subsidiary of Target Holding Company ("Target Bank").

      WHEREAS, the Boards of Directors of the Bank, Target Holding Company and Target Bank have determined that it is in the best interests of their respective companies and of the shareholders of the Bank and Target Holding Company to consummate the business combination transaction provided for herein in which Target Holding Company and Target Bank will, subject to the terms and conditions set forth herein, merge with and into the Bank (the "Merger"); and

      WHEREAS, in order to protect the integrity of this Agreement, (i) the Bank and Target Holding Company are entering into, as of the date of this Agreement, a stock option agreement (the "Stock Option Agreement"), providing for the issuance by Target Holding Company of shares of Target Holding Company Common Stock in certain events, as set forth therein, (ii) the Bank and Target Holding Company are entering into, as of the date of this Agreement, a termination fee agreement (the "Fee Letter"), providing for the payment by Target Holding Company of a fee to the Bank upon certain events set forth therein, and (iii) People's Mutual Holdings, a Connecticut mutual bank holding company, has by a letter agreement of even date herewith (the "Support Agreement") agreed, subject to the terms thereof, to vote its shares of Bank Common Stock in favor of the Merger (subject to the terms and conditions of this Agreement) at any meeting of shareholders of the Bank called to consider and take action with respect thereto; and

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                             ARTICLE I

                            THE MERGER

      1.01 The Merger. Subject to the terms and conditions of this Agreement, in accordance with applicable law, at the Effective Time (as defined in Section 1.02 hereof), Target Holding Company and Target Bank shall merge with and into the Bank. The Bank shall be the surviving entity (hereinafter sometimes called the "Surviving Bank") in the Merger, and shall

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                                -2-

continue its corporate existence and operate as a Connecticut stock savings bank under the laws of the State of Connecticut. Upon consummation of the Merger, the separate corporate existence of each of Target Holding Company and Target Bank shall terminate. Each outstanding share of stock of Target Bank immediately prior to the Effective Time shall be cancelled and extinguished with no payment being made therefor, and each outstanding share of stock of Target Holding Company immediately prior to the Effective Time shall be converted into the right to receive payment in the Merger as provided in Section 1.04 below. The name of the Surviving Bank shall be "People's Bank" at the Effective Time.

      1.02 Effective Time. The Merger shall become effective (the "Effective Time") upon the later of (i) the filing with the Secretary of State of the State of Delaware of a Certificate of Merger (the "Delaware Secretary" and the "Delaware Certificate of Merger"), (ii) the filing with the Secretary of State of the State of Connecticut of a Certificate of Merger (the "Connecticut Secretary" and the "Connecticut Certificate of Merger") together with the approval of the Merger by the Banking Commissioner of the State of Connecticut (the "Commissioner") along with a copy of this Agreement, or (iii) such later date as provided for in the Delaware Certificate of Merger and the Connecticut Certificate of Merger.

      1.03 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 33-820 and 36a-125 of the Connecticut General Statutes (the "CGS") and Subchapter IX of The Delaware General Corporation Law (the "DGCL"). The Surviving Bank will not have or exercise any powers other than those now exercised or exercisable by the Bank or Target Bank.

      1.04 Conversion of Target Holding Company Stock. At the
Effective Time, by virtue of the Merger and without any action on the part of the Bank, Target Holding Company, the Target Bank or the holder of any of the following securities:

      (a) Each share of the common stock, without par value, of the Bank ("Bank Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger, except to the extent a holder of shares of Bank Common Stock shall become entitled to payment of the fair value of such shares under the Connecticut Business Corporation Act.

      (b) Each share of the common stock, par value $.01 per share ("Target Holding Company Common Stock"), of the Target Holding Company issued and outstanding immediately prior to the Effective Time, including each attached right (a "Right") issued pursuant to the Rights Agreement, dated as of November 21, 1989, as amended (the "Preferred Stock Rights Plan"), between the Target Holding Company and the Rights Agent named therein, shall cease to be outstanding and (except for (i) shares held by Target

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                                -3-

Holding Company as treasury shares, (ii) shares owned or held by any direct or indirect subsidiary of Target Holding Company (other than such shares held as security for an obligation to Target Holding Company or such subsidiary), (iii) shares held by the Bank other than in a fiduciary or trust capacity for the benefit of third parties, and (iv) Dissenting Shares (as defined in Section 1.09)) shall be converted into and become the right to receive, at the election of the holder thereof, either:

           (A) 1.0310 (the "Exchange Ratio," which Exchange Ratio shall be subject to adjustment pursuant to Section 1.06) shares of Bank Common Stock (as so adjusted pursuant to Section 1.06, the "Per Share Stock Consideration"); or

           (B) $28.74 in cash (as adjusted pursuant to Section 1.06, the "Per Share Cash Consideration"); provided, however, that the aggregate number of shares of Bank Common Stock that shall be issued in the Merger shall be equal to 2,945,594 (the "Stock Amount") (subject to adjustment pursuant to Section 1.06), and the aggregate amount of cash that shall be paid in the Merger shall be equal to $81,671,000 (as adjusted pursuant to Section 1.06(a), the "Base Cash Consideration") plus any Cash Adjustment as defined in Section 1.06, minus the Aggregate Option Settlement Amount (as defined in Section 1.06); and provided further, that the above elections shall be subject to the operation of Section 1.05.

      (c) Each share of preferred stock, par value $.01, of Target Holding Company shall automatically be canceled and shall cease to exist with no payment being made therefor.

      (d) (i) All shares of Target Holding Company Common Stock that are held by Target Holding Company as treasury shares, (ii) all shares of Target Holding Company Common Stock that are owned or held directly or indirectly by any direct or indirect subsidiary of Target Holding Company (other than such shares held as security for an obligation to Target Holding Company or such subsidiary), and (iii) all shares of Target Holding Company Common Stock held by the Bank other than in a fiduciary or trust capacity for the benefit of third parties shall be canceled and shall cease to exist and no stock of the Bank or other consideration shall be delivered in exchange therefor.

      1.05 Election Procedures. Election forms and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Target Holding Company Common Stock ("Certificates") shall pass, only upon proper delivery of such Certificates to an exchange agent designated by the Bank (the "Exchange Agent")) in such form as the Bank and Target Holding Company shall mutually agree ("Election Forms") shall be mailed 30 days prior to the anticipated Effective Time or on such other earlier date as Target Holding Company and the Bank shall mutually agree ("Mailing Date") to each holder of record of Target Holding

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                                -4-

Company Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date").

      Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) either (i) to elect to receive only Bank Common Stock with respect to such holder's Target Holding Company Common Stock ("Stock Election Shares"); (ii) to elect to receive only cash with respect to such holder's Target Holding Company Common Stock ("Cash Election Shares"); or (iii) to indicate that such holder makes no election ("No Election Shares"). Dissenting Shares (as defined below) shall be treated as No Election Shares.

      Any Target Holding Company Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the 25th day following the Mailing Date (or such other time and date as the Bank and Target Holding Company may mutually agree) (the "Election Deadline") shall also be deemed to be No Election Shares.

      Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Target Holding Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Target Holding Company Common Stock represented by such Election Form shall become No Election Shares and the Bank shall cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Bank nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

      Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as practicable, the Bank shall cause the Exchange Agent to effect the allocation among the

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                                -5-

holders of Target Holding Company Common Stock of rights to receive Bank Common Stock and/or cash in the Merger in accordance with the Election Forms, subject to the following procedures.

      (i) Stock Elections Less Than the Stock Amount. If the number of shares of Bank Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares is less than the Stock Amount, then:

                (A) all Stock Election Shares shall be converted into the right to receive the Per Share Stock
           Consideration,

                (B) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Cash Election Shares, by a pro rata selection process (as described below), a sufficient number of shares ("Stock Designated Shares"), such that the number of shares of Bank Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

                (C) the Cash Election Shares and the No Election
           Shares which are not Stock Designated Shares shall be converted into the right to receive the Per Share Cash
           Consideration.

      (ii) Stock Elections More Than the Stock Amount. If the number of shares of Bank Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares is greater than the Stock Amount, then:

                (A) all Cash Election Shares and No Election
           Shares shall be converted into the right to receive the Per Share Cash Consideration,

                (B) the Exchange Agent shall then select from among the Stock Election Shares, by a pro rata selection process (as described below), a sufficient number of shares ("Cash Designated Shares") such that the number of shares of Bank Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

                (C) the Stock Election Shares which are not Cash
           Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

      (iii) Stock Elections Equal to the Stock Amount. If the number of shares of Bank Common Stock that would be issued upon conversion into Bank Common Stock of the Stock Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Stock Amount, then subparagraphs (i) and (ii) above and subparagraph (iv) below shall not apply and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and all Cash Election Shares and No Election Shares shall be converted into the right to receive the Per Share Cash Consideration; or

      (iv) Stock Elections and No Elections Equal to the Stock Amount. If the number of shares of Bank Common Stock that would be issued upon the conversion into Bank Common Stock of the Stock Election Shares and No Election Shares would equal or nearly equal (as determined by the Exchange Agent) the Stock Amount, then subparagraphs (i), (ii) and (iii) above shall not apply, and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

      The pro rata selection process to be used by the Exchange
Agent shall consist of such equitable proration processes as shall be mutually determined by Bank and Target Holding Company.

      1.06 Adjustments to the Merger Consideration. (a) The Stock Amount shall be adjusted as of the end of the ten (10) consecutive trading-day period (the "Valuation Period") during which the shares of Bank Common Stock are traded on the NASDAQ Stock Market National Market System ("NASDAQ") ending on the date on which the last of the regulatory approvals required for the consummation of the Merger occurs (the "Valuation Date"). If the Valuation Period Market Value of Bank Common Stock is less than $27.875, the Stock Amount shall be equal to the amount obtained by (A) multiplying 2,945,594 by $27.875 and (B) dividing the product thereof by the Floor Value. If the Valuation Period Market Value is greater than $27.875, the Stock Amount shall be equal to the amount obtained by (A) multiplying 2,945,594 by $27.875 and (B) dividing the product thereof by the Ceiling Value. Notwithstanding the foregoing, if the Valuation Period Market Value shall be below the Floor Value, the Bank may in its discretion increase the Stock Amount and decrease the Base Cash Consideration so long as (i) the Average Per Share Consideration shall remain equal to that resulting from the application of the preceding sentence and (ii) the percentage of the Aggregate Consideration accounted for by cash shall not be less than that which would exist if the Valuation Period Market Value were equal to the Floor Value.

      (b) Based on the revised Stock Amount calculated under
Section 1.06(a), the Per Share Stock Consideration and Per Share Cash Consideration shall be adjusted as follows. The Per Share Stock Consideration shall be adjusted by adjusting the Exchange

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                                -7-

Ratio such that the product of the Exchange Ratio (rounded to the nearest 1/1000th of a share) and the Valuation Period
Market Value shall equal the Average Per Share Consideration. The
Per Share Cash Consideration shall be adjusted to equal the Average Per Share Consideration.

      (c) For purposes of this Section 1.06, the following definitions shall apply:

      "Aggregate Consideration" shall mean (x) the product of (i) the Stock Amount (as adjusted in Section 1.06(a)) times (ii) the
Valuation Period Market Value, plus (y) the Base Cash
Consideration plus the Cash Adjustment, if any, minus (z) the Aggregate Option Settlement Amount.

      "Aggregate Option Settlement Amount" means, as determined on the Valuation Date, (i) (x) the number of unexercised Options times (y) the Fully Diluted Per Share Consideration minus (ii) the aggregate exercise price of all unexercised Options.

      "Average Per Share Consideration" shall mean the Aggregate
Consideration divided by the Valuation Period Share Number
(rounded to the nearest cent).

      "Cash Adjustment" means the aggregate exercise price received by Target Holding Company in respect of all Options exercised prior to the Valuation Date.

      "Ceiling Value" shall mean the lesser of (a) the Valuation
Period Market Value and (b) $29.27.

      "Floor Value" shall mean the greater of (a) the Valuation
Period Market Value and (b) $26.48.

      "Fully Diluted Common Stock Number" means, as determined on the Valuation Date, the sum of (a) the Valuation Period Share Number and (b) the number of shares of Target Holding Company Common Stock issuable upon exercise of all unexercised Options.

      "Fully Diluted Per Share Consideration" means, as determined on the Valuation Date, (i) (x) the product of the Stock Amount (as adjusted in Section 1.06(a)) and the Valuation Period Market Value, plus (y) the Base Cash Consideration (plus the Cash Adjustment, if any) plus (z) the aggregate exercise price of all unexercised Options divided by (ii) the Fully Diluted Common Stock Number.

      "Valuation Period Market Value" shall mean the average of the closing sale prices for the Bank Common Stock as reported on NASDAQ (as reported in The Wall Street Journal or in the absence thereof, by another authoritative source) during the Valuation Period.

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                                -8-

      "Unexercised Options" shall refer to in the money Options.

      "Valuation Period Share Number" shall mean the total number of shares of Target Holding Company Common Stock outstanding, or in respect of which an Option has been exercised (other than shares referred to in Section 1.04(d)), on the Valuation Date.

      1.07 Adjustments for Dilution and Other Matters. If prior to the Effective Time, and subject to the provisions of Article V, (i) Target Holding Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Target Holding Company Common Stock, or declare a dividend or make a distribution on the Target Holding Company Common Stock in any security convertible into or exchangeable for Target Holding Company Common Stock, or (ii) the Bank shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Bank Common Stock or declare a dividend or make a distribution on the Bank Common Stock in any security convertible into or exchangeable for Bank Common Stock, appropriate adjustment or adjustments will be made to the Per Share Cash Consideration, the Per Share Stock Consideration and the Stock Amount.

      1.08 Exchange Procedures. (a) Subject to Section 1.07, each previous holder of a Certificate that has surrendered such Certificate together with duly executed transmittal materials included in the Election Form to the Bank or, at the election of the Bank, the Exchange Agent, pursuant to Section 1.05 will, upon acceptance thereof by the Bank or the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Bank Common Stock or cash into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofore declared and not yet paid with respect to such shares of Bank Common Stock, all without interest.

      (b) The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Bank or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as the Bank or the Exchange Agent may reasonably require.

      (c) Each outstanding Certificate shall until duly surrendered to the Bank or the Exchange Agent be deemed to evidence ownership of the consideration into which the stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

      (d) After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of Target Holding Company of

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                                -9-

Certificates, and if such Certificates are presented to Target Holding Company for transfer, they shall be canceled against delivery of the consideration provided therefor in this Agreement. The Bank shall not be obligated to deliver the consideration to which any former holder of Target Holding Company Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted to any person entitled to receive Bank Common Stock under this Agreement and such person shall not be entitled to vote such Bank Common Stock or otherwise receive property in respect thereof as set forth in Section 36a-125(h) of the C.G.S., until such person surrenders the Certificate representing the right to receive such Bank Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Certificates surrendered for exchange by any person constituting an "affiliate" of Target Holding Company for purposes of Rule 145 of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged for certificates representing Bank Common Stock until the Bank has received a written agreement from such person in a form reasonably acceptable to the parties. The Target Holding Company shall cause each person who may be deemed to be an affiliate for such purpose to execute and deliver to the Bank an agreement in such form on or before the date of mailing of the Joint Proxy Statement. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Bank and the Exchange Agent shall be entitled to rely upon the stock transfer books of Target Holding Company to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, the Bank and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party (including by means of an interpleader action) and thereafter be relieved with respect to any claims thereto.

      1.09 Dissenting Shares. (a) "Dissenting Shares" means any shares of Target Holding Company Common Stock held by any holder who duly demands appraisal under the DGCL at or prior to the Target Holding Company meeting approving the Merger. Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the DGCL; provided, however, that for purposes of
Section 1.05, Dissenting Shares shall be deemed to be No Election
Shares.

      (b) Target Holding Company shall give the Bank (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by Target Holding Company and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands under the DGCL. Target Holding Company

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                               -10-

shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of the Bank, settle or offer to settle any such demands.

      1.10 Options. Each holder of an outstanding and exercisable option on the Valuation Date to purchase shares of Target Holding Company Common Stock heretofore granted under an employee or Director stock option plan, program or arrangement of Target Holding Company (such options, "Options" and all such plans, "Stock Option Plans") (i) may not exercise such Option on or after the Valuation Date and (ii) will be entitled to receive in settlement for each Option so held a cash payment from the Bank in an amount equal to the excess, if any, of the Average Per Share Consideration over the per share exercise price of such Option, multiplied by the number of shares of Target Holding Company Common Stock covered by such Option. All such Options shall be canceled and of no further effect as of the Effective Time.

      1.11 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Bank Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Bank Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing sale price for the Bank Common Stock as reported on NASDAQ (as reported in The Wall Street Journal) for the trading day immediately preceding the Effective Time. No such holder shall be entitled to dividends, voting rights or any other rights of any fractional share.

      1.12 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.


                            ARTICLE II

                       CORPORATE GOVERNANCE

      2.01 Other Matters. At and after the Effective Time: (i) the Surviving Bank's main office shall be located in Bridgeport, Connecticut, (ii) except as provided in Section 2.02 below, the Directors and officers of the Bank holding office immediately prior to the Effective Time shall be the Surviving Bank's Directors and officers, (iii) the Articles of Incorporation and Bylaws of the Bank existing immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Bank, (iv) the authorized capital stock of the Surviving Bank at the Effective Time shall consist of 100,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value, and (v) the minimum number of Directors of the Surviving Bank shall be 9 and the maximum number of Directors of the Surviving Bank shall be 16 as set forth in the Bylaws of the Surviving Bank defined in clause (iii) of this Section 2.01.

      2.02 Directors. At the Effective Time, the Bank shall take such action as shall be necessary to cause one director of Target Holding Company, to be selected by the Board of Directors of the Bank, to serve as an additional member of the Board of Directors of the Bank (with an initial term ending not earlier than at the 1998 annual meeting and subject to reelection thereat for a full three-year term). The non-employee Directors of Target Holding Company serving immediately prior to the Effective Time will be invited to serve on an advisory board to the Bank for the southeastern region of Connecticut after the Merger with an initial term ending at the 1998 annual meeting and subject to reelection annually.


                            ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF TARGET
                  HOLDING COMPANY AND TARGET BANK

      Target Holding Company and Target Bank hereby jointly and severally represent and warrant to the Bank as follows:

      3.01 Corporate Organization.

           (a) Target Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Target Holding Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Target Holding Company is duly registered as a bank holding company under the Bank Holding Company Act (the "BHC Act"). The copies of Target Holding Company's Certificate of Incorporation and Bylaws, each certified by its Secretary as of the date of this Agreement, which are being delivered to the Company herewith, are complete and correct copies in effect as of the date of this Agreement.

           (b) Except as listed on the attached Schedule 3.01(b) of the Disclosure Schedule being provided concurrently herewith (the "Disclosure Schedule"), Target Holding Company does not have any direct or indirect wholly-owned Subsidiaries or capital stock or other equity ownership interest in any corporation, partnership or other entity which totals 5% or more of such entity's total equity. Except as disclosed on
Schedule 3.01(b), Target Holding Company or Target Bank, as the case may be, owns, directly or indirectly, at least 99% of the issued and outstanding capital stock of each of its respective Subsidiaries, and no equity securities of any of such Subsidiaries are or may become required to be issued (other than to Target Holding Company or Target Bank) by reason of any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of such Subsidiary's capital stock. There are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such Subsidiary (other than to Target Holding Company or Target Bank), there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to Target Holding Company or Target Bank), and all of the shares of capital stock of each such subsidiary held by Target Holding Company or Target Bank are fully paid and nonassessable and are owned by Target Holding Company or Target Bank free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Neither Target Holding Company nor Target Bank owns (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interests in a partnership or joint venture of any kind other than as set forth in Schedule 3.01(b). Each Subsidiary of Target Holding Company and Target Bank has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. As used in this Agreement, the word "Subsidiary," when used in respect to any party, means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial statement purposes.

           (c) Target Bank is a capital stock savings bank duly organized, validly existing and in good standing under the banking laws of the State of Connecticut. Target Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Target Bank has all necessary federal, state and local banking authorizations to own or lease its properties and assets and to carry on its business as it is being conducted. The accounts of depositors of Target Bank are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC") in accordance with law and with the regulations of the FDIC and all premiums and assessments required in connection therewith have been paid. The copies of Target Bank's Certificate of Incorporation and Bylaws, each certified by its Secretary as of the date of this Agreement, which are being delivered to the Company herewith, are complete and correct copies in effect as of the date of this Agreement.

           (d) The minute books of Target Holding Company and Target Bank and their Subsidiaries, respectively, copies of which have been previously delivered or made available to the Bank, contain complete and accurate records of all meetings through July 31, 1997, and other corporate actions of their respective shareholders and Board of Directors (including committees of their respective Boards of Directors).

      3.02 Capitalization.

           (a) The authorized capital stock of Target Holding Company consists solely of 26,000,000 shares, consisting of 25,000,000 shares of Target Holding Company Common Stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). As of the date of this Agreement, there are 5,432,341 shares of Target Holding Company Common Stock issued and outstanding, 521,540 shares held in Target Holding Company's treasury, and (except as described below) no shares reserved for issuance upon exercise of outstanding Options. There are no Options which have been exercised in respect of which shares are not issued and outstanding on the date hereof. The aggregate number of Options outstanding and unexercised as of the date hereof under all of Target Holding Company's Stock Option Plans is 446,050. At the date of this Agreement, no shares of preferred stock are outstanding and no shares of Target Holding Company Preferred Stock have heretofore been issued or are outstanding. All issued and outstanding shares of Target Holding Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for 446,050 shares of Target Holding Company Common Stock reserved for issuance upon exercise of outstanding stock options that have been granted pursuant to Target Holding Company's Stock Option Plans, and 125,000 shares of Preferred Stock reserved for issuance upon exercise of the Rights (the "Target Holding Company Rights") distributed to holders of Target Holding Company Common Stock pursuant to the Preferred Stock Rights Plan (as described in Target Holding Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996) of Target Holding Company, Target Holding Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Target Holding Company capital stock or any security representing the right to purchase or otherwise receive any capital stock of Target Holding Company, except pursuant to this Agreement or the Stock Option Agreement. None of the shares of capital stock of Target Holding Company has been issued in violation of the preemptive rights of any person.

           (b) The authorized capital stock of Target Bank consists of 50,000,000 shares, consisting of 45,000,000 shares of common stock, $1.00 par value ("Target Bank Common

Stock"), and 5,000,000 shares of preferred stock, no par value. As of the date of this Agreement, there are 5,747,451 shares of Target Bank Common Stock issued and outstanding, all of which are held by Target Holding Company, and no shares held in Target Bank's treasury or reserved for issuance. At the date of this Agreement, no shares of preferred stock are outstanding or reserved for issuance and no shares of Target Bank preferred stock have heretofore been issued or are outstanding. All issued and outstanding shares of Target Bank Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Target Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Target Bank capital stock or any security representing the right to purchase or otherwise receive any capital stock of Target Bank. None of the shares of capital stock of Target Bank are subject to any preemptive rights or were issued in violation of the preemptive rights or subscription rights of any person.

      3.03 Authority; No Violation.

           (a) Target Holding Company has all necessary corporate power and authority to execute and deliver this Agreement, the Stock Option Agreement and the Fee Letter and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Stock Option Agreement and the Fee Letter by Target Holding Company and the consummation by Target Holding Company of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of Target Holding Company (including with respect to all actions to be taken by Target Holding Company in its capacity as shareholder of Target Bank). The Board of Directors of Target Holding Company has directed that this Agreement and the Merger and the transactions contemplated hereby be submitted to Target Holding Company's shareholders for consideration at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of Target Holding Company's shareholders, no other corporate proceedings on the part of Target Holding Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Target Holding Company and (assuming adoption of the Agreement by the requisite vote of Target Holding Company's shareholders, and due authorization, execution and delivery by the Bank) constitutes a legal, valid and binding obligation of Target Holding Company, enforceable against Target Holding Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

           (b) Neither the execution and delivery of this Agreement, the Stock Option Agreement or the Fee Letter by Target
Holding Company, nor the consummation by Target

Holding Company of the transactions contemplated hereby or thereby, nor compliance by Target Holding Company with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Target Holding Company or (ii) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Target Holding Company or any of its Subsidiaries, or (y) violate, result in a breach of any provision of, constitute a default under, or result in the creation of any material lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Target Holding Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Target Holding Company is a party, or by which it or any of its properties or assets may be bound or affected. The Stock Option Agreement and the Fee Letter do not violate any provisions of the Certificate of Incorporation or Bylaws of Target Holding Company.

           (c) Target Bank has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated thereby. Target Holding Company in its capacity as sole shareholder of Target Bank has held all meetings, taken all votes and taken all other corporate action necessary to effect approval of this Agreement and the transactions contemplated hereby by Target Bank. No other corporate proceedings on the part of Target Bank are necessary to consummate the transactions contemplated thereby. The Agreement has been duly and validly executed and delivered by Target Bank and will (assuming due authorization, execution and delivery by the Bank) constitute a legal, valid and binding obligation of Target Bank, enforceable against Target Bank in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

           (d) Neither the execution and delivery of this Agreement by Target Bank, nor the consummation by Target Bank of the transactions contemplated thereby, nor compliance by Target Bank with any of the terms or provisions thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Target Bank or (ii) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained,
(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Target Bank or any of its Subsidiaries, or (y) violate, result in a breach of any provision of, constitute a default under, or result in the creation of any material lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Target Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Target Bank is a party, or by which it or any of its properties or assets may be bound or affected.

      3.04 Consents and Approvals. Except for (i) the filing of applications and notices or requests for waivers, as applicable, with the Board of Governors of the Federal Reserve System (the "FRB") under the BHC Act, and approval of such applications and notices or granting of such waivers, (ii) the filing of applications and notices, as applicable, with the FDIC under the Bank Merger Act and approval of such applications and notices,
(iii) the filing of applications with the Commissioner under Sections 36a-125 and 36a-184 of the CGS, and approvals of such applications, (iv) the approval of the Merger and this Agreement by the requisite vote of the shareholders of Target Holding Company, (v) the filing of the Connecticut Certificate of Merger with the Connecticut Secretary, (vi) the filing of the Delaware Certificate of Merger with the Delaware Secretary, (vii) the filing of the Commissioner's approval of the Merger with the Connecticut Secretary, (viii) the filing of this Agreement with the Connecticut Secretary, and (ix) such filings, authorizations or approvals as may be set forth in Schedule 3.04, no consents or approvals of or filings or registrations with any governmental entity or with any third party or under any law, rule, regulations, judgment, decree, order, governmental permit or license, agreement, indenture or instrument are necessary in connection with the execution and delivery by Target Holding Company and Target Bank of this Agreement and the consummation by Target Holding Company and Target Bank of the Merger and the other transactions contemplated hereby.

      3.05 Financial Statements. Target Holding Company has previously delivered to the Bank copies of (a) the consolidated balance sheets of Target Holding Company and its Subsidiaries as of December 31 for each of the two fiscal years 1995 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1995 and 1996, as included in Target Holding Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (b) the unaudited consolidated balance sheets of Target Holding Company and its Subsidiaries as of June 30, 1997, and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the six month period then ended as reported in Target Holding Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 filed with the SEC under the Exchange Act. The June 30, 1997 consolidated balance sheet of Target Holding Company (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Target Holding Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.05 (including the related notes where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Target Holding Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of the foregoing financial statements (including the related notes, where applicable) ("Financial Statements") complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such statements (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Without limiting the generality of the foregoing, the financial statements as of, and for, the six month period ending June 30, 1997 were prepared on a basis consistent with Target Holding Company's audited financials for the year ended December 31, 1996. The books and records of Target Holding Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only valid transactions.

      3.06 Absence of Certain Changes or Events. Except as may be reflected in the Target Holding Company's Form 10-Q for the six months ended June 30, 1997 or set forth in Schedule 3.06, since
December 31, 1996:

           (a) there has not been any material adverse change in the Target Holding Company and its Subsidiaries, their businesses or operations taken as a whole;

           (b) there has not been any incurrence by the Target Holding Company or Target Bank of any liability that has had, or to the knowledge of the Target Holding Company or Target Bank, could reasonably be expected to have, a material adverse effect on the Target Holding Company and its Subsidiaries taken as a whole; and

           (c) there has not been any change in any of the accounting methods or practices of the Target Holding
      Company or any of its Subsidiaries other than changes required by applicable law or GAAP.

      3.07 Legal Proceedings. There are no pending or to the knowledge of Target Holding Company or Target Bank, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Target Holding Company or Target Bank or any Subsidiary thereof, as to which there is, in the judgment of the Target Holding Company or Target Bank, a reasonable likelihood of adverse determination and which if adversely determined, would, individually or in the aggregate, (i) have a material adverse effect on Target Holding Company or Target Bank and their Subsidiaries, or their business or operations taken as a whole, or (ii) as of the date hereof, prevent or materially and adversely affect Target Holding Company's or Target Bank's ability to consummate the transactions contemplated hereby. Set forth in Schedule 3.07 hereto is a list of any pending or to the knowledge of the Target Holding Company or Target Bank, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental investigation of any nature against the Target Holding Company or Target Bank or any Subsidiary thereof which involves a claim of $100,000 or more.

      3.08 Compliance with Applicable Law. Each of Target Holding Company, Target Bank and each of their Subsidiaries holds, and has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its respective business under and pursuant to all, and has complied with and is not in default under any, applicable law, statute, order, rule or regulation of any governmental entity relating to Target Holding Company, Target Bank or any of their Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not have a material adverse effect on Target Holding Company or Target Bank, and neither Target Holding Company, Target Bank nor any of their Subsidiaries has received notice of any material violations of any of the above.

      3.09 Taxes. Target Holding Company and its Subsidiaries have properly and accurately completed and duly filed in correct form and in a timely manner all federal, state, local and foreign information and tax returns required to be filed by them (all such returns being accurate and complete in all material respects) and have duly paid or made provisions for the payment of all taxes and other charges which have been incurred or are due or claimed to be due from them by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls). The amounts set up as reserves for taxes on the Financial Statements for the period ended December 31, 1996 are, with such exceptions as are not material, sufficient in the aggregate for the payment of all unpaid federal, state, local and foreign taxes (including any interest or penalties thereon and including reserves for local real estate or other property taxes in an amount which is at least as great as the amount of such taxes paid in any prior year), whether or not disputed, accrued or applicable for the period ended December 31, 1996 or for any year or period prior thereto, and for which Target Holding Company or any Subsidiary may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. The federal and state income tax returns of Target Holding Company and its Subsidiaries are not presently being examined by the Internal Revenue Service or the Department of Revenue Services, nor have Target Holding Company or any Subsidiary been notified of a pending examination. To the best of Target Holding Company's knowledge, there are no pending or threatened questions relating to, or claims asserted for, taxes or assessments upon Target Holding Company or any Subsidiary nor has Target Holding Company or any Subsidiary given or been requested to give any waivers extending the statutory period of limitation applicable to any federal, state, local or foreign income tax return for any period other than that given in prior years for which the years are now closed. Proper and accurate amounts have been withheld by Target Holding Company and its Subsidiaries from their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local laws; federal, state, local and foreign returns, accurate and complete in all material respects, have been filed by Target Holding Company and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security, property, sales, retirement plan and unemployment taxes; and the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Target Holding Company in its consolidated financial statements as of December 31, 1996. Target Holding Company and Target Bank have no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      3.10 Employee Benefit and Other Plans.

           Schedule 3.10 contains a complete list of all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Target Holding Company, Target Bank and their respective Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, "Compensation and Benefit Plans").

           (a) True and complete copies of each of Target Holding Company's and Target Bank's Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, and all amendments thereto have been supplied or made available to the Bank.

           (b) Each of Target Holding Company's, Target Bank's and their respective Subsidiaries' Compensation and Benefit Plans has been administered in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of
Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Target Holding Company, Target Bank and their respective Subsidiaries ("Plans"), to the extent subject to ERISA, are in compliance with ERISA, the Code, the Age Discrimination in Employment Act and all other applicable laws. Each Compensation and Benefit Plan of Target Holding Company, Target Bank and their respective Subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as set forth in Schedule 3.10(b) and neither Target Holding Company nor Target Bank is aware of any circumstances reasonably likely to result in a determination by the IRS that any such plan is not qualified. There is no pending or, to the knowledge of

Target Holding Company or Target Bank, threatened litigation or governmental audit, examination or investigation relating to the Plans.

           (c) No liability under Title IV of ERISA has been or is expected to be incurred by Target Holding Company, Target Bank or their respective Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Target Holding Company, Target Bank or their respective Subsidiaries under Section 4001(a)(14) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Target Holding Company, Target Bank nor their respective Subsidiaries nor any ERISA Affiliate of Target Holding Company, Target Bank or their respective Subsidiaries presently contributes to a Multiemployer Plan or a multiple employer plan (as described in Section 4064(a) of ERISA), nor have they contributed to such a plan within this calendar year or any of the preceding five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of Target Holding Company, Target Bank or their respective Subsidiaries or by any ERISA Affiliate within the past 12 months.

           (d) All contributions, premiums and payments required to have been made under the terms of any Compensation and Benefit Plan of Target Holding Company, Target Bank or their respective Subsidiaries have been made. Neither any Pension Plan of Target Holding Company, Target Bank or their respective Subsidiaries nor any single-employer plan of an ERISA Affiliate of Target Holding Company, Target Bank or their respective Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Target Holding Company, Target Bank nor their respective Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

           (e) Under each Pension Plan of Target Holding Company, Target Bank or their respective Subsidiaries which is a single-employer plan, as of June 30, 1996, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's June 30, 1996 actuarial valuation) did not exceed the then current value of the assets of such Pension Plan. Target Holding Company and Target Bank will make the minimum funding contribution to such Pension Plan in 1997 with respect to the actuarial valuation as of June 30, 1997.

           (f) Except as set forth in Schedule 3.10(f), neither Target Holding Company, Target Bank nor their respective Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of Target Holding Company, Target Bank or their respective Subsidiaries beyond their retirement or other termination of service other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA),
(C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay.

           (g) Except as set forth in Schedule 3.10(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director or employee of Target Holding Company, Target Bank or their respective Subsidiaries under any Compensation and Benefit Plan or otherwise from Target Holding Company, Target Bank or their respective Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

      3.11 Certain Contracts.

           (a) Except as set forth in Schedule 3.11(a), or as filed as an Exhibit to a report on Form 10-K for the fiscal year ended December 31, 1996, neither Target Holding Company, Target Bank nor any Subsidiary is a party to or bound by, nor have any bids or proposals been made by or to Target Holding Company, Target Bank or any Subsidiary with respect to, any written or oral, express or, to the best of Target Holding Company's or Target Bank's knowledge, implied:

                (1) contract with or arrangement for any Director, officer, employee, former employee, agent or consultant with respect to employment, salary, bonus, percentage or incentive compensation, pension, deferred compensation or retirement payments, or any profit sharing, stock option, stock purchase or other employee benefit plan or arrangement;

                (2) collective bargaining or union contract or agreement;

                (3) contract or agreement for the future purchase by it of any materials, equipment, services, or supplies, which continues for a period of more than 12 months (including periods covered by any option to renew by either party), or which provides for a price in excess of the prevailing market price or is in excess of normal operating requirements over its remaining term;

                (4) contract containing covenants purporting to limit its freedom to compete;

                (5) contract or commitment to which present or former Directors or officers of Target Holding
           Company, Target Bank or any Subsidiary or any of their "affiliates" or "associates" (as such terms are defined in the rules and regulations promulgated under the Securities Act) are parties; or

                (6) "material contract" within the meaning of
           Item 601(b)(10) of the SEC's Regulation S-K required to be filed as exhibits to Target Holding Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 1997.

           (b) Except as set forth in Schedule 3.11(b), neither Target Holding Company, Target Bank nor any Subsidiary has committed a default with respect to any material contract, agreement or commitment to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receives benefits, and neither Target Holding Company, Target Bank nor any Subsidiary has received notice of any such default, nor has Target Holding Company, Target Bank or any Subsidiary knowledge of any facts or circumstances which would reasonably indicate that Target Holding Company, Target Bank or any Subsidiary will be or may be in such default under any such contract, agreement, arrangement, commitment or other instrument subsequent to the date hereof.

      3.12 Target Holding Company Reports. Target Holding Company has previously delivered or will deliver to, or made or will make available for inspection by, the Bank an accurate and complete copy of each registration statement in the form in which it became effective, final prospectus and definitive proxy statement filed by Target Holding Company with the SEC, pursuant to the Securities Act or Exchange Act since January 1, 1993, and each communication concerning the financial condition of Target
Holding Company mailed by Target Holding Company to its shareholders since January 1, 1993, and each annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K filed with the SEC for and since the year ended December 31, 1992 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by Target Holding Company or any of its Subsidiaries subsequent to December 31, 1993 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed, or to be filed, with the SEC. The most recently mailed prospectus, report, communication and proxy statement did not contain, and no other registration statement, prospectus, report, proxy statement or communication has contained, as of their respective dates, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Target Holding Company has timely filed all material reports, registrations and statements, together with any amendment required to be filed since January 1, 1993 with any applicable regulatory authority, including, but not limited to, (i) the SEC,
(ii) the FDIC, (iii) any state regulatory authority or (iv) any self-regulatory organization and has paid all fees and assessments due and payable in connection therewith.

      3.13 Environmental Matters.  Except as set forth in
Schedule 3.13:

           (a) As used in this Agreement, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their state counterparts.

           (b) Neither the conduct nor operation of Target Holding Company, Target Bank or any of their respective Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated in any material respect Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability under Environmental Laws. Neither Target Holding Company nor Target Bank nor any of their respective Subsidiaries has received any notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by any of them are or were in any material respect in violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

       3.14 Target Holding Company Information. No representation or warranty contained in this Agreement, and no statement or information contained in any certificate, list or other writing furnished to the Bank pursuant to the provisions hereof, including without limitation for inclusion in any regulatory application, filing or report, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to the Merger and which is necessary to make the representations and warranties herein contained not misleading, has been withheld from, or has not been delivered in writing to, the Bank.

      3.15 Insurance. Each of Target Holding Company, Target Bank and their respective Subsidiaries is presently insured, and since January 1, 1995, has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Set forth in Schedule 3.15 is an accurate and complete list of all policies of insurance, including the amounts thereof, owned by Target Holding Company, Target Bank or any Subsidiary or in which Target Holding Company, Target Bank or any Subsidiary is named as the insured party. All such policies are valid, outstanding and enforceable.

      3.16 Broker's Fees. Neither Target Holding Company, Target Bank nor any Subsidiary, nor any of their respective officers, Directors or employees has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated herein, except as disclosed in the attached Schedule 3.16.

      3.17 Agreements with Regulatory Agencies. Except as set forth in Schedule 3.17, neither Target Holding Company, Target Bank nor any Subsidiary is subject to any cease and desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has received an extraordinary supervisory letter from (any such order, agreement, memorandum or letter, a "Regulatory Agreement"), any regulatory agency or other governmental entity, nor has Target Holding Company, Target Bank or any Subsidiary been notified by any regulatory agency or other governmental entity that it is considering issuing or requesting any Regulatory Agreement.

      3.18 Material Interests of Certain Persons. Except as disclosed in Target Holding Company's proxy statement for its 1997 annual meeting of shareholders, no officer or Director of Target Holding Company, or any "associate" (as such term is defined in Rule 14a-l under the Exchange Act) of any such officer or Director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Target Holding Company that would be required to be disclosed in a proxy statement to shareholders under Regulation 14A of the Exchange Act, other than this Agreement.

      3.19 Labor Matters. Neither Target Holding Company nor Target Bank nor any of their respective Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Target Holding Company, Target Bank or any of their respective Subsidiaries the subject of a proceeding asserting that it or any such Subsidiaries has committed an unfair labor practice (within the meaning of the National
Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving Target Holding Company, Target Bank or any of their respective Subsidiaries pending, or to the knowledge of Target Holding Company or Target Bank, threatened, nor is Target Holding Company, Target Bank or any of their respective Subsidiaries aware of any activity involving it or its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

      3.20 Takeover Laws; Article XVII of Target Holding Company Certificate. Target Holding Company and Target Bank have taken all action required to be taken by each of them in order to exempt this Agreement, the Stock Option Agreement and the Fee Letter, and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the Fee Letter and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation (i) the State of Delaware in the case of the representations and warranties of Target Holding Company, including Section 203 of the DGCL, and (ii) the State of Connecticut in the case of the representations and warranties of Target Bank. The transactions contemplated by this Agreement and the Stock Option Agreement and the Fee Letter have been duly approved by the Target Holding Company Board for purposes of
Article XVII of the Target Holding Company Certificate of
Incorporation.

      3.21 Allowance for Loan Losses. The allowance for loan losses (the "Allowance") shown on the consolidated statement of financial condition of Target Holding Company and Target Bank set forth in the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 referred to in Section 3.05 is, and the Allowance shown on each consolidated statement of financial condition of Target Holding Company and Target Bank set forth in any document filed with the SEC referred to in Section 3.12 or in any financial reports submitted to any Regulatory Authority filed subsequent to such Annual Report is, in each case as of the dates thereof, adequate as determined in accordance with GAAP, and Target Holding Company has established appropriate reserves in accordance with GAAP in such financial statements for all other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Target Holding Company and Target Bank and for the off balance sheet exposures of Target Holding Company and Target Bank.

      3.22 Risk Management Instruments. Except as disclosed in
Schedule 3.22, none of Target Holding Company, Target Bank nor any of their respective Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other contract not included on its statement of financial condition which is a financial derivative contract (including various combinations thereof) (each a "Derivatives Contract"). All Derivatives Contracts and other interest rate risk manage-ment arrangements, whether entered into for account of Target Holding Company or Target Bank, or for the account of one or more of its Subsidiaries or their customers, were entered into
(i) in accordance with prudent banking practices and all applicable laws, rules, regulations and regulatory policies and
(ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Target Holding Company, Target Bank, or their respective Subsidiaries, as the case may be, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. None of Target Holding Company, Target Bank nor any of their respective Subsidiaries, nor to their knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

      3.23 Properties. Except as set forth in Schedule 3.23, all buildings, and all fixtures, equipment and other property and assets held under leases or subleases by Target Holding Company, Target Bank or any of their respective Subsidiaries are held under valid instruments enforceable in accordance with their respective terms. All of the equipment of Target Holding Company, Target Bank and their respective Subsidiaries in regular use has been well maintained and is in good serviceable condition, reasonable wear and tear excepted. Except as set forth in
Schedule 3.23, and except for liens arising in the ordinary course of business after the date hereof, Target Holding Company, Target Bank and their respective Subsidiaries have good and marketable title, free and clear of all liens, to all of their properties and assets, whether tangible or intangible, real, personal, or mixed, reflected in their financial statements as being owned by Target Holding Company, Target Bank or their respective Subsidiaries as of the date hereof. Each of Target Holding Company, Target Bank and their respective Subsidiaries has insurable title (subject only to standard title insurance policy exceptions as determined by customary practices in the area in which such properties are located) to its owned real properties (other than real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted).

      3.24 Rights Agreement. Target Holding Company has taken all action (including adopting an amendment specifying that the Bank is not an "Acquiring Person" or "Adverse Person" within the meaning of such plan or terminating the Preferred Stock Rights
Plan) so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Preferred Stock Rights Plan or enable or require Target Holding Company Rights to be exercised, distributed or triggered.

      3.25 Other Liabilities. Except as set forth in Schedule 3.25, neither Target Holding Company nor Target Bank nor any of their respective Subsidiaries has any material obligations or liabilities (contingent or otherwise) except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated financial statements of Target Holding Company and its Subsidiaries (or otherwise reflected in Target Holding Company's Form 10-Q for the six months ended June 30, 1997), or
(ii) which were incurred after June 30, 1997 in the ordinary course of business consistent with past practice.


                            ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF
                             THE BANK

      The Bank hereby represents and warrants to Target Holding
Company as follows:

      4.01 Corporate Organization.

      The Bank is a Connecticut chartered stock savings bank duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Bank has all necessary federal, state and local banking authorization to own or lease its properties and assets and to carry on its business as it is being conducted. The accounts of depositors of the Bank are insured by the BIF of the FDIC in accordance with law and with the regulations of the FDIC and all premiums and assessments required in connection therewith have been paid. The copies of the Bank's Articles of Incorporation and Bylaws, each certified by its Secretary as of the date of this Agreement, which are being delivered to Target Holding Company herewith, are complete and correct copies in effect as of the date of this Agreement. Except as set forth in Schedule 4.01, the Bank does not have any wholly-owned Subsidiaries.

      4.02 Capitalization.

           The authorized capital stock of the Bank consists of 110,000,000 shares, consisting of 100,000,000 shares of common stock, without par value ("Bank Common Stock"), and 10,000,000 shares of preferred stock, without par value. As of the date of this Agreement, there are 61,125,869 shares of Bank Common Stock issued and outstanding, 36,450,000 of which are held by People's Mutual Holdings, no shares are held in the Bank's treasury and 638,026 shares are reserved for issuance. At the date of this Agreement, no shares of preferred stock are outstanding or reserved for issuance and no shares of Bank preferred stock are outstanding. All issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

      4.03 Authority; No Violation.

           (a) The Bank has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Bank and the consummation by the Bank of the transactions contemplated hereby and thereby have been duly and validly approved by the Bank, and no other corporate proceedings on the part of the Bank are necessary to consummate the transactions contemplated hereby or thereby, other than the approval of the Merger and this Agreement by the shareholders of the Bank. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Bank and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute valid and binding obligations of the Bank, enforceable against the Bank in accordance with the terms thereof, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

           (b) Neither the execution and delivery of this Agreement or the Stock Option Agreement by the Bank nor the consummation by the Bank of the transactions contemplated hereby or thereby, nor compliance by the Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Bank or (ii) assuming that the consents and approvals referred to in Section
4.04 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Bank or any of its Subsidiaries, or (y) violate, result in a breach of any provision of, constitute a default under, or result in the creation of any material lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Bank or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Bank or any of Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

      4.04 Consents and Approvals. Except for (i) the filing of applications and notices or requests for waivers, as applicable, with the FRB under the BHC Act, and approval of such applications and notices or granting of such waivers, (ii) the filing of applications and notices, as applicable, with the FDIC under the Bank Merger Act and approval of such applications and notices,
(iii) the filing of applications with the Commissioner under Sections 36a-125 and 36a-184 of the CGS and approvals of such applications, (iv) the approval of the Merger and this

Agreement by the requisite vote of the shareholders of the Bank,
(v) the filing with the FDIC of the Proxy Statement and the resolution of any comments of the FDIC received with respect to the Offering Circular for the Bank Common Stock to be issued in connection with the Merger, (vi) the filing of the Connecticut Certificate of Merger, together with the Commissioner's approval of the Merger and this Agreement with the Connecticut Secretary,
(vii) the filing of the Delaware Certificate of Merger with the Delaware Secretary, (viii) any state securities law filings or approvals and (ix) such filings, authorizations or approvals as may be set forth in Schedule 4.04, no consents or approvals of or filings or registrations with any governmental entity or with any third party are necessary in connection with the execution and delivery by the Bank of this Agreement and the consummation by the Bank of the Merger and the other transactions contemplated hereby.

      4.05 Financial Statements. The Bank has previously delivered to Target Holding Company copies of (a) the consolidated balance sheets of the Bank and its Subsidiaries as of December 31 for the fiscal years 1995 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1995 and 1996, as reported in the Bank's Annual Report on Form F-2 for the fiscal year ended December 31, 1996 filed with the FDIC under the Exchange Act, and (b) the unaudited consolidated balance sheet of the Bank and its Subsidiaries as of June 30, 1997 and the related unaudited consolidated statement of income, changes in shareholders' equity and cash flows for the six-month period then ended as reported in the Bank's Quarterly Report on Form F-4 for the period ended June 30, 1997 filed with the FDIC under the Exchange Act. The June 30, 1997 consolidated balance sheet of the Bank (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of the Bank and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section
4.05 (including the related notes where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of the Bank and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto, and each of such statements (including the related notes, where applicable) has been prepared in accordance with regulatory accounting principles consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form F-4. Without limiting the generality of the foregoing, the financial statements as of, and for, the six-month period ending June 30, 1997 were prepared on a basis consistent with the Bank's audited financials for the year ended December 31, 1996. The books and records of the Bank have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only valid transactions.

      4.06 Broker's Fees. Neither the Bank, nor any Subsidiary, nor any of their respective officers or Directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except as disclosed in the attached Schedule 4.06.

      4.07 Absence of Certain Changes or Events. Except as may be reflected in the Bank's Form F-4 for the six months ended June
30, 1997 or set forth in Schedule 4.07, since December 31, 1996:

           (a) there has not been any material adverse change in the Bank and its Subsidiaries, their businesses or operations taken as a whole;

           (b) there has not been any incurrence by the Bank of any liability that has had, or to the knowledge of the Bank, could reasonably be expected to have, a material adverse effect on the Bank and its Subsidiaries taken as a whole; and

           (c) there has not been any change in any of the accounting methods or practices of the Bank or any of its Subsidiaries other than changes required by applicable law or regulatory accounting principles.

      4.08 Legal Proceedings. Except as described in the Bank's Form F-2 for the year ended December 31, 1996, there are no pending or to the knowledge of the Bank, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Bank or any Subsidiary, as to which there is, in the judgment of the Bank, a reasonable likelihood of adverse determination and which if adversely determined, would, individually or in the aggregate,
(i) have a material adverse effect on the Bank or any Subsidiaries, or their business or operations taken as a whole, or (ii) as of the date hereof, prevent or materially and adversely affect the Bank's ability to consummate the transactions contemplated hereby.

      4.09 FDIC Reports. The Bank has previously made available to Target Holding Company a true and complete, in all material respects, copy of each (a) final offering circular, report, schedule and definitive proxy statement filed since January 1, 1994 by the Bank with the FDIC pursuant to the Exchange Act (the "Bank Reports") and, as of their respective dates, no such Bank Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

      4.10 Bank Information. The information provided in writing by the Bank for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

      4.11 Compliance With Applicable Law. The Bank and each of its Subsidiaries holds, and has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its respective business under and pursuant to all, and has complied with and is not in default under any, applicable law, statute, order, rule or regulation of any governmental entity relating to the Bank or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or default would not have a material adverse effect on the Bank, and neither the Bank nor any of its Subsidiaries has received notice of any material violations of, any of the above.

      4.12 Agreements with Regulatory Agencies. Neither the Bank nor any of its Subsidiaries is subject to, is a party to, or has received any, Regulatory Agreement with or from any regulatory agency or other governmental entity, nor has the Bank or any of the Subsidiaries been notified by any regulatory agency or other governmental entity that it is considering issuing or requesting any Regulatory Agreement.

      4.13 Regulatory Approvals. The Bank, as of the date hereof, is not aware of any reason why the regulatory approvals required to be obtained by it to consummate the Merger would not be obtained within a time frame customary for transactions of the nature contemplated hereby.


                             ARTICLE V

             COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.01 Covenants of Target Holding Company and Target Bank. During the period from the date of this Agreement to the Effective Time, each of Target Holding Company and Target Bank will conduct its business, and will cause each Subsidiary to conduct its business, only in the ordinary course consistent with past practice and consistent with prudent business and/or banking practice, will use all reasonable efforts to preserve and maintain the properties and investment practices of Target Holding Company and those of its Subsidiaries wherever located, and will comply in all material respects with all laws applicable to it and its Subsidiaries or to the conduct of their respective businesses. Each of Target Holding Company and Target Bank will use all reasonable efforts to preserve intact its business organization and that of its Subsidiaries, to keep available the present services of its employees of Target Holding Company and those of its Subsidiaries, and to preserve the goodwill of its customers and those of its Subsidiaries and others with whom business relationships exist. Each of Target Holding

Company and Target Bank will, from the date hereof until at least through the consummation of the transactions contemplated by this Agreement, keep all insurance policies set forth in Schedule 3.15 in full force and effect. In addition, Target Holding Company and Target Bank agree to take all action and to cause their respective Subsidiaries to take all action requested by the Bank to avoid any accrual of benefits on or after the Effective Time under any Compensation and Benefit Plans described in Section 3.10, including termination of any such Compensation and Benefit Plans as of the Effective Time; provided, however, that any such request by the Bank to cease accruals under or terminate any Pension Plan subject to Section 204(h) of the Code shall be made not less than 45 days before the effective date of such cessation of accruals or termination. At the request of the Bank, Target Holding Company and Target Bank agree to give any notices of termination necessary to effect no later than July 31, 1998 the termination of any of their existing service contracts. Each of Target Holding Company and Target Bank agrees that from the date hereof to the consummation of the Merger, and except as otherwise consented to or approved by a duly authorized officer of the Bank in writing or as permitted or required by this Agreement, neither Target Holding Company, Target Bank nor any Subsidiary will:

           (a) change any provision of its Certificate of Incorporation or Bylaws or similar governing documents;

           (b) change the number of issued shares of its capital stock, or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire the Rights or any shares of its capital stock, except as necessary to secure its position pursuant to a debt previously contracted; provided, however, that Target Holding Company may issue and deliver shares of Target Holding Company Common Stock upon the due exercise of Options outstanding on the date hereof and receipt of payment thereunder;

           (c) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business, which would be material to Target Holding Company, Target Bank or such Subsidiary;

           (d) take any action that is intended to or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in
Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

           (e) make any material change in its methods of accounting in effect at December 31, 1996, except as required by changes in GAAP or regulatory accounting principles as concurred in by Target Bank's independent auditors;

           (f) take or cause to be taken any action which would, or may reasonably be expected to, significantly delay or otherwise adversely affect the regulatory approvals required to consummate the Merger;

           (g) terminate the employment of, or decrease in any material respect, the duties, obligations, responsibilities, or position of the President, Executive Vice President or any Senior Vice President of Target Holding Company, Target Bank or any Subsidiary;

           (h) except as set forth in Schedule 5.01(h), enter into or amend any written employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes as are provided for herein or as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and, if material, set forth in the Disclosure Schedule, or (iv) for additional grants of awards to newly hired employees consistent with past practice;

           (i) except as set forth in Schedule 5.01(i), enter into or amend (except (A) as may be required by applicable law or (B) to satisfy contractual obligations existing as of the date hereof and, if material, set forth in the Disclosure Schedule) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder;

           (j) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, business or properties, which is material to it and its Subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business or properties of any other entity which is material to it and its Subsidiaries taken as a whole;

           (k) except in the ordinary course of business consistent with past practice, enter into or terminate any material contract, agreement or lease, or amend or modify in a material respect any of its existing material contracts, agreements or leases;

           (l) except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding involving money damages that is material to it and its Subsidiaries, taken as a whole;

           (m) except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate risk management policies, procedures or practices;
(ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

           (n) incur any additional borrowings (deposits, including certificates of deposit, shall not be deemed to be borrowings within the meaning of this section), other than under its existing line of credit with a Federal Home Loan Bank or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of its borrowings in effect as of the date hereof; or

           (o)  agree to do any of the foregoing.

      5.02 Covenants of the Bank. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Target Holding Company, which shall not be unreasonably withheld, the Bank shall not, and shall not permit any of its Subsidiaries to:

           (a) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, or would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; except, in every case, as may be required by applicable law;

           (b) make a material change in its methods of accounting in effect at December 31, 1996, except in accordance with changes in GAAP or regulatory accounting principles as concurred in by the Company's independent certified public accountants;

           (c) take or cause to be taken any action which would, or may reasonably be expected to, significantly delay or otherwise adversely affect the regulatory approvals required to consummate the Merger; or

           (d)  agree to do any of the foregoing.


                            ARTICLE VI

                       ADDITIONAL AGREEMENTS

      6.01 Regulatory Matters.

           (a) The Bank and Target Holding Company shall promptly prepare and file with the FDIC and the SEC, respectively, a joint proxy statement for the meetings of their respective shareholders called for the purpose of approving this Agreement (the "Proxy Statement"). Each of the Bank and Target Holding Company shall use their reasonable best efforts to have the Proxy Statement approved as promptly as practicable after such filing, and each shall thereafter promptly mail the Proxy Statement to its shareholders.

           (b) The parties hereto shall cooperate with each other and use their best efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, waivers, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

           (c) The Bank and Target Holding Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Bank, Target Holding Company or any of their respective Subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated hereby.

           (d) The Bank, on the one hand, and Target Holding Company and Target Bank, on the other hand, shall promptly furnish each other with copies of written communications received by such party, as the case may be, or any of their respective Subsidiaries from, or (other than confidential information in respect of the Bank) delivered by any of the foregoing to, any governmental entity in respect of the transactions contemplated hereby.

      6.02 Access to Information.

           (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Target Holding Company shall afford to the officers, employees, accountants, counsel and other representatives of the Bank, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records relating to the ownership, operation, obligations and liabilities of Target Holding Company and its Subsidiaries, including, but not limited to, their respective books of account (including general ledgers), tax records, minute books of Directors' and shareholders' meetings, Certificate of Incorporation, Bylaws, contracts and agreements, public filings with any regulatory authority, plans affecting its employees, and any other business activities or prospects in which the Bank may have a reasonable interest. During such period, Target Holding Company shall make available to the Bank (i) a copy of each report, schedule, and other document filed or received by Target Holding Company or any Subsidiary during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning their respective businesses, properties and personnel as the Bank may reasonably request (other than information which Target Holding Company or any Subsidiary is not permitted to disclose under applicable law). As to information which Target Holding Company or any Subsidiary is not permitted by law to disclose, Target Holding Company will, upon request from the Bank, use all reasonable efforts to obtain any consent, approval or waiver that may be required for such disclosure.

           (b) Neither Target Holding Company nor Target Bank shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the customers of such party, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

           (c) All information furnished pursuant to this Agreement shall be held in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreements, dated July 14 and August 29, 1997 among the Bank, Target Holding Company and Keefe, Bruyette &
Woods, Inc. (the "Confidentiality Agreements").

      6.03 Shareholder Approval.

           (a) Target Holding Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable for the purpose of voting upon the approval of this Agreement and the Merger and the transactions contemplated hereby and thereby (the "Target Shareholder Meeting"). Subject to the remainder of this Section 6.03(a), Target Holding Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the Merger and the transactions contemplated hereby and thereby and such other matters as may be submitted to its shareholders in connection with this Agreement. Except as expressly permitted by this Section 6.03, the Board of Directors of Target Holding Company shall not fail to recommend, or withdraw, modify, or change or propose publicly to withdraw, modify, or change in a manner adverse to the Bank, the approval or recommendation by such Board of Directors of the Merger or the adoption and approval of the matters to be considered at the Target Shareholder Meeting. The Board of Directors may fail to recommend or withdraw, modify or change the recommendation of the Merger in a manner adverse to the Bank if the Board determines in its good faith judgment, based as to legal matters on the advice of its outside legal counsel, that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of the Board of Directors under applicable law. Notwithstanding the foregoing, in the event that there is pending, or has been a public announcement of, a Takeover Proposal (as defined in Section 6.13), the Board of Directors may not withdraw, modify or change its approval or recommendation of the Merger or the approval of the matters to be considered at the Target Shareholders Meeting unless (i) the Target Holding Company is not in breach of any of the material terms of this Agreement, (ii) the Board determines in its good faith judgment, based as to legal matters on the advice of its outside legal counsel, that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of the Board of Directors under applicable law, and (iii) the Bank does not, within 10 business days of delivery of any such Takeover Proposal to the Bank by Target Holding Company, offer to increase either or both of the Per Share Stock Consideration and Per Share Cash Consideration to provide at least substantially the same value as the economic terms as set forth in such Takeover Proposal (provided that the Bank may substitute cash for any non-cash consideration (or vice versa) provided for under such Takeover Proposal so long as a substantially equivalent economic value is provided to the shareholders of Target Holding Company). Nothing in this Section 6.03(a) shall modify the obligations of Target Holding Company and Target Bank under Section 6.13 hereof.

           (b) The Bank shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby. Subject to the remainder of this Section 6.03(b), the Bank will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement. The Board of Directors may fail to make such recommendation, or withdraw, modify or change any such recommendation in a manner adverse to Target Holding Company, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of the members of such Board of Directors under applicable law.

      6.04 Legal Conditions to Merger. Subject to the other provisions of this Agreement (including, without limitation, Sections 7.02(c) and 9.01), each of the Bank and Target Holding Company shall, and the Bank and Target Holding Company shall cause each of their respective Subsidiaries to, use its best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger, and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, waiver, authorization, order or approval of, or any exemption by, any governmental entity and any other third party which is required to be obtained by Target Holding Company or the Bank or any of their respective Subsidiaries in connection with the Merger, and the other transactions contemplated by this Agreement.

      6.05 Stock Listing. The Bank shall take all reasonable steps to cause the shares of Bank Common Stock to be issued in the Merger to be approved for inclusion for quotation on the NASDAQ National Market System, subject to official notice of issuance, prior to the Effective Time.

      6.06 Employee Benefit Plans.

           (a) From and after the Effective Time and subject to applicable law (and except as provided in (b) below), the Bank shall provide the employees of Target Holding Company, Target Bank and its Subsidiaries who are offered employment with the Bank or any of its Subsidiaries, and who accept such employment, with benefits comparable to those provided to its own employees in similar positions and with comparable terms of service with the Bank or its Subsidiaries, as reasonably determined by the Bank and its Subsidiaries.

           (b) A description of employee benefits provided by the Bank is set forth on Schedule 6.06(b) attached hereto. There is no collective bargaining agreement applicable to the employees of the Bank. For the purpose of satisfying the waiting period for eligibility, vesting requirements and service requirements for any early retirement or disability benefits in the Bank's Pension Plans (but such prior service shall not be considered for benefit accrual or other purposes) the Bank shall amend to the extent necessary its Pension Plans to provide that the time period of employment with Target Holding Company or Target Bank, and any period of service required to be taken into account under the terms of the Pension Plans maintained by Target Holding Company and Target Bank as in effect at the Effective Time, including, without limitation, service with the Bank of Mystic and SECONN, will be considered as employment with the Bank for such purposes. Except for benefits provided under the Enhanced Senior Pension Plan, all benefits provided from and after the Effective Time to employees of Target Holding Company, Target Bank and its Subsidiaries under any Pension Plan maintained by the Bank or with respect to which the Bank or any successor to the Bank may have a liability shall not be offset by any benefits accrued by employees of Target Holding Company, Target Bank or its Subsidiaries before the Effective Time. All optional forms of benefit, within the meaning of Section 411(d)(6) of the Code, available under any Pension Plan maintained by Target Holding Company, Target Bank or its Subsidiaries before the Effective Time shall be retained with respect to benefits accrued under any such Pension Plan. In addition, the Bank agrees not to amend the terms of any Pension Plan maintained by Target Holding Company, Target Bank or its Subsidiaries with respect to which accruals have ceased or which has been terminated, except for such changes as may be required by law or changes solely affecting the administration of such Pension Plan or changes necessary to maintain the continued qualification of such Pension Plan or an amendment solely to merge such Pension Plan into a Pension Plan maintained by the Bank. In the event of any merger as of or after the Effective Time of Target Bank's Thrift Plan into a Pension Plan maintained by the Bank, the promissory notes with respect to participant loans outstanding from accounts transferred in connection with such merger shall be transferred to the Pension Plan maintained by the Bank and shall not become due and payable by reason of the merger. In addition, the time period of employment and employee status (full-time, part-time, temporary, etc.) with Target Holding Company or Target Bank and any period of service taken into account under the benefits programs maintained by Target Holding Company or Target Bank at the Effective Time will be considered along with employee status with the Bank for the purpose of determining earned vacation and eligibility for all of the Bank's other benefits programs.

           (c) The Bank will use reasonable efforts to determine as soon as is reasonably practicable those employees of Target Bank to whom it will extend offers of employment following the Effective Time and will use its best efforts to communicate such decisions to Target Bank no later than 60 days before the Effective Time. The Bank and Target Bank will cooperate up to the Effective Time in any effort to minimize any loss of Target Bank employment, including consideration for employment vacancies occurring at the Bank; but nothing herein shall create any legal obligation on the part of the Bank to hire Target Bank employees.

           (d) In the event that the Bank does not offer a Target Bank employee a position following the Effective Time that is comparable as to compensation and responsibilities and does not require such employee to commute to the employee's primary place of employment, a distance greater than (i) such Target Bank Employee's current commute at the Effective Time; or (ii) 25 miles, except neither such limit shall apply if a position is offered at any one of the Target Bank's facilities in existence at the Effective Time, and such employee has remained employed by Target Bank until the Effective Time, then such Target Bank employee shall be paid as follows. Target Holding Company or Target Bank, or if either Target Holding Company or Target Bank does not, the Bank, will pay each such employee, in one lump sum subject to applicable withholding, two (2) weeks salary for each full year of employment with Target Bank (plus a fraction for any partial year based on the number of full months completed); provided that employees in grades one through nine will receive a minimum benefit of 2 weeks' salary, employees in grades 10 and above will receive a minimum benefit of 4 weeks' salary and officers will receive a minimum benefit of 8 weeks' salary subject, however, in each case, to such employee's having executed and delivered a general release of all claims and potential claims relating to such employee's employment and/or the failure of the Bank to retain such employee, in form and substance satisfactory to Target Holding Company, Target Bank and the Bank. For any Target Bank employee whose compensation is based in whole or in part upon commissions, the severance pay described in this section will be calculated using the average weekly gross earnings paid to said employee over the twelve (12) month period immediately preceding the Effective Time. Target Bank employees who remain employed with Target Bank until the Effective Time and are offered and accept positions with the Bank following the Effective Time, but who are terminated from such positions by the Bank for any reason except cause within one year following the Effective Time, will also receive from the Bank severance pay on the terms set forth above including execution of a general release of all claims and potential claims in form and substance satisfactory to the Bank. Any such employee terminated thereafter would be paid only in accordance with the Bank's then existing severance policy, if any. Target Bank employees who are terminated will be paid in full for all accrued vacation and personal days.

           (e) Target Bank shall pay the annual bonuses for 1997, normally paid to employees following year end, in December 1997 and such bonuses shall be calculated without reduction or offset for expenses and costs arising in connection with transactions contemplated by this Agreement. In no event shall such bonuses exceed $210,000 in the aggregate.

           (f) Target Bank employees mutually agreed upon by the Bank, Target Holding Company and Target Bank who the Bank has determined to terminate but who remain employed with Target Bank until after the Effective Time and until their agreed upon release date in order to effect an orderly transition in connection with the Merger will be paid a retention bonus in an amount to be determined by the mutual agreement of Target Holding Company, Target Bank and the Bank. Any such Target Bank employees who remain employed after the Effective Time but terminate prior to their agreed upon release date will be paid a share of such retention bonus as mutually agreed by the Bank, Target Holding Company and Target Bank.

           (g) The Bank shall continue to maintain the 1995 Non-Qualified Deferred Compensation Plan for the benefit of the directors of Target Holding Company and Target Bank and the rabbi trust related thereto on the same or substantially similar terms until all of the directors participating in such plan and related rabbi trust have been paid in full the benefits accrued under said plan over the ten-year payment period specified in said plan.

           (h) The Bank, Target Holding Company and Target Bank will use their best efforts to negotiate and resolve as soon as administratively practicable the matters set forth in Schedule
6.06(h).

      6.07 Interim Financial Statements. As soon as reasonably available, but in no event later than 45 days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, the Bank will deliver to Target Holding Company and Target Holding Company will deliver to the Bank their respective Quarterly Reports and any current reports, as filed with the FDIC and the SEC under the Exchange Act, respectively.

      6.08 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, or to vest the Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and Directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Bank.

      6.09 Disclosure Supplements. From time to time prior to the Effective Time, each party will promptly supplement or amend the Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purposes of determining satisfaction of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by Target Holding Company or the Bank as the case may be, with the respective covenants set forth in Sections 5.01 and 5.02 hereof.

      6.10 Current Information. During the period from the date of this Agreement to the Effective Time, Target Holding Company will cause one or more of its designated representatives, and any other representative reasonably requested by the Bank, to be available, upon the reasonable request of the Bank, to confer on a regular and frequent basis with representatives of the Bank and to report the general status of the ongoing operations of Target Holding Company and its Subsidiaries. Target Holding Company and its Subsidiaries will promptly notify the Bank of any significant change in the normal course of business of Target Holding Company and its Subsidiaries or in the operation of their properties, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any significant litigation involving Target Holding Company or any Subsidiary and will keep the Bank reasonably informed of such events and permit the Bank access to all significant materials prepared in connection therewith. With respect to any regulatory examination of Target Bank, including any such examination currently in progress or that may be commenced prior to the Effective Time, Target Holding Company will keep the Bank advised of all reports, preliminary or otherwise, received from examiners, but only to the extent permitted by law and otherwise subject to applicable disclosure laws, will provide the Bank with a copy of any such written report, and will use all reasonable efforts to obtain any consent, approval or waiver that may be required for such disclosure.

      6.11 Public Announcements. Except to the extent required otherwise by the securities laws or any Connecticut or federal banking laws, with respect to which Target Holding Company and the Bank may act upon the advice of their respective legal counsel, neither Target Holding Company, nor the Bank, nor any of their respective Subsidiaries, shall issue any press release or otherwise make any public statement with respect to this Agreement or any of the transactions contemplated hereby prior to the Effective Time without obtaining the consent to or approval thereof from the other party, which consent or approval shall not be unreasonably withheld.

      6.12 Indemnification.

           (a) Following the Effective Date and without limitation as to time, the Bank shall indemnify, defend and hold harmless the present and former directors and officers of Target Holding Company and Target Bank (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that the Bank is permitted to indemnify its directors and officers under the laws of the State of Connecticut and the Bank's Articles of Incorporation ("Bank Articles") and by-laws as in effect on the date hereof;

provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Connecticut law, the Bank Articles and the Bank's by-laws shall be made by independent counsel (which shall not be counsel that provides material services to the Bank) selected by the Bank and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable state judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and the Bank shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

           (b) For a period of six years from the Effective Time, the Bank shall provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Target Holding Company and Target Bank (determined as of the Effective Time) (as opposed to Target Holding Company or Target Bank) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Target Holding Company or Target Bank, as applicable; provided, however, that in no event shall the Bank be required to expend more than 200% of the current amount expended by Target Holding Company or Target Bank, as applicable (the "Insurance Amount") to maintain or procure all such directors and officers insurance coverage; provided, further, that if the Bank is unable to maintain or obtain the insurance called for by this Section 6.12(b), the Bank shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Target Holding Company or Target Bank may be required to make application and provide customary representations and warranties to the Bank's insurance carrier for the purpose of obtaining such insurance.

           (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Bank thereof; provided that the failure so to notify shall not affect the obligations of the Bank under
Section 6.12(a) unless and to the extent such failure materially increases the Bank's liability under such subsection (a).

           (d) If the Bank or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of the Bank shall assume the obligations set forth in this Section 6.12.

           (e) The Bank shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.12. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

      6.13 No Solicitation. Each of Target Holding Company and Target Bank shall not, and shall cause its Subsidiaries and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Takeover Proposal; shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Bank, with respect to any of the foregoing; and shall promptly (within 24 hours) advise the Bank following the receipt by it of any Takeover Proposal and the substance thereof (including the identity of the person making such Takeover Proposal), and advise the Bank of any developments with respect to such Takeover Proposal immediately upon the occurrence thereof. Notwithstanding the foregoing, the Board of Directors of the Target Holding Company, on behalf of the Target Holding Company, may furnish or cause to be furnished information and may participate in discussions and negotiations directly or through its representatives if such Board of Directors determines in its good faith judgment, based as to legal matters on the advice of its outside legal counsel, that the failure to provide such information or participate in such negotiations and discussions would constitute a breach of the fiduciary duties of the Board of Directors under applicable law. "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Target Holding Company, Target Bank or any of their Subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Target Holding Company or Target Bank other than the transactions contemplated by this Agreement and the Stock Option Agreement.

      6.14 Offering Circular. Each of the Bank and Target Holding Company agrees to cooperate in the preparation of an offering circular (the "Offering Circular") to be filed by the Bank with the FDIC in connection with the issuance of the Bank Common Stock in the Merger, and each of Target Holding Company and Target Bank agrees to furnish to the Bank all information concerning Target Holding Company and Target Bank, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection therewith.

      6.15 Dividends.

           (a) Target Holding Company agrees that it will not declare or pay any cash dividend (or any special dividend) to shareholders during the first quarter of 1998. Notwithstanding
Section 5.01(b) hereof, during the second quarter of 1998 Target Holding Company may declare and pay a cash dividend in an amount per share equal to the ordinary cash dividend paid in May 1997, using a declaration and payment schedule consistent therewith.

           (b) Subject to Section 6.15(a), with respect to the dividend to be paid by Target Holding Company during the second quarter of 1998 Target Holding Company shall coordinate with the Bank the declaration of any dividends in respect of Target Holding Company Common Stock and the record date and payment date relating thereto, it being the intention of the parties hereto that holders of Target Holding Company Common Stock shall not receive more than one dividend or except as otherwise provided above in this Section 6.15, fail to receive one dividend, for such calendar quarter with respect to their shares of Target Holding Company Common Stock (including any shares of Bank Common Stock any such holder receives in exchange therefor in the Merger).


                            ARTICLE VII

                       CONDITIONS PRECEDENT

      7.01 Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

           (a) This Agreement and the Merger and the transactions contemplated hereby and thereby shall have been approved and adopted by the affirmative votes of the respective holders of at least two-thirds of each class of the outstanding shares of the Bank, and a majority of the outstanding shares of Target Holding Company, respectively.

           (b) This Agreement and the transactions contemplated hereby shall have been approved by, or waivers shall have been received from, each regulatory authority having appropriate jurisdiction and all appropriate waiting periods shall have expired.

           (c) Neither the Bank nor Target Holding Company nor any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which prevents or delays the consummation of the Merger.

      7.02 Conditions to the Obligations of the Bank Under This
Agreement. The obligations of the Bank under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by the Bank:

           (a) Each of the obligations of Target Holding Company and Target Bank required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Target Holding Company and Target Bank contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective
Time (except as otherwise contemplated by this Agreement), and the Bank shall have received a certificate to that effect dated the Effective Time signed by the President and by the Chief Financial Officer of each of Target Holding Company and Target
Bank.

           (b) All action required to be taken by, or on the part of, Target Holding Company and Target Bank to authorize the execution, delivery and performance of this Agreement by Target Holding Company and Target Bank and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and shareholders of Target Holding Company and Target Bank.

           (c) Any and all permits, approvals and waivers of governmental bodies and regulatory authorities and material consents and authorizations of other third parties shall have been obtained by Target Holding Company and Target Bank and the Bank which are required with respect to and are necessary in connection with the consummation of the Merger and the other transactions contemplated hereby; provided, however, that the condition set forth in this Section 7.02(c) to the Bank's obligation to effect the Merger shall not be met if any such permit, approval or waiver is, in the reasonable judgment of the Bank, subject to any condition or requirement which the Bank determines to be materially adverse or materially burdensome or to substantially deprive the Bank of the benefits which it anticipates to receive in the Merger or the other transactions contemplated by this Agreement (a "Burdensome Condition").

           (d) The Bank shall have received an opinion, dated the date of Closing, from counsel to Target Holding Company, in form and substance reasonably satisfactory to the Bank covering matters customarily covered in opinions of counsel in transactions of this type.

           (e) The Bank shall have received at the time of execution of this Agreement, in form and substance reasonably satisfactory to the Bank, an opinion from Goldman Sachs & Co., or such other investment banker as may be selected by the Bank, that the terms of the Merger are fair to the Bank from a financial point of view.

           (f) The Bank shall have received an opinion from its tax counsel to the effect that, for federal income tax purposes,
(i) the transactions described in this Agreement will qualify for treatment as a tax-free reorganization under Section 368 of the Code; (ii) no gain or loss will be recognized by the Bank upon the Merger; and (iii) such other matters as the Bank reasonably deems appropriate and necessary.

      Target Holding Company and its Subsidiaries will furnish the Bank with such certificates of their officers or others and such other documents as the Bank may reasonably request.

      7.03 Conditions to the Obligations of Target Holding Company and Target Bank Under This Agreement. The obligations of Target Holding Company and Target Bank under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Target Holding Company and Target Bank:

           (a) Each of the obligations of the Bank required to be performed by it at or prior to the Effective Time pursuant to this Agreement shall have been performed and complied with in all material respects and the representations and warranties of the Bank contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise contemplated by this Agreement), and Target Holding Company shall have received a certificate to that effect dated the Effective Time signed by the President and Chief Financial Officer of the Bank.

           (b) All action required to be taken by, or on the part of the Bank to authorize the execution, delivery and performance of this Agreement by the Bank and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of the Bank and the shareholders of the Bank.

           (c) Target Holding Company and Target Bank shall have received an opinion, dated the date of Closing, from counsel to the Bank, in form and substance reasonably satisfactory to Target Holding Company and Target Bank covering matters customarily covered in opinions of counsel in transactions of this type.

           (d) Target Holding Company shall have received at the time of execution of this Agreement, in form and substance reasonably satisfactory to Target Holding Company, an opinion from Keefe, Bruyette & Woods, Inc., or such other investment banker as may be selected by Target Holding Company, that the terms of the Merger are fair to Target Holding Company and its shareholders from a financial point of view.

           (e) Target Holding Company shall have received an opinion from its tax counsel to the effect that, for federal income tax purposes, (i) the transactions described in this Agreement will qualify for treatment as a tax-free reorganization under Section 368 of the Code; (ii) no gain or loss will be recognized by Target Holding Company or Target Bank upon the Merger; (iii) no gain or loss will be recognized by the shareholders of Target Holding Company with respect to the stock portion of the consideration received upon consummation of the

Merger; and (iv) such other matters as Target Holding Company reasonably deems appropriate and necessary.

           (f) The shares of Bank Common Stock to be issued in the Merger shall be approved for inclusion for quotation on the NASDAQ National Market System, subject to official notice of issuance.

      The Bank will furnish Target Holding Company with such certificates of its officers or others and such other documents as Target Holding Company may reasonably request.


                           ARTICLE VIII

                              CLOSING

      8.01 Time and Place. Subject to the satisfaction of the conditions of Article VII hereof, the closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Pullman & Comley, LLC, Bridgeport, Connecticut, at 10:00 A.M., on the third business day after the date on which (or at the election of the Bank, the last day of the month in which) all of the conditions contained in Article VII, to the extent not waived, are satisfied; or at such other place, at such other time, or on such other date as the Bank and Target Holding Company may mutually agree upon for the Closing to take place (the "Closing Date").

      8.02 Deliveries at the Closing. At the Closing, there shall be delivered to the Bank and Target Holding Company the opinions, certificates, and other documents and instruments required to be delivered under Article VII hereof.


                            ARTICLE IX

                     TERMINATION AND AMENDMENT

      9.01 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Effective Time (whether before or after the approval of this Agreement and the transactions contemplated hereby by the shareholders of the Bank or Target Holding Company):

           (a) by mutual consent of the Bank and Target Holding
Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

           (b) by either the Bank or Target Holding Company upon written notice to the other party (i) 45 days after the date on which any request or application for a regulatory permit, approval or waiver required to consummate the Merger shall have been denied or withdrawn at the request or recommendation of the governmental entity which must grant such requisite regulatory approval or (ii) 45 days after the date on which the Bank determines that any such permit, approval or waiver is subject to a Burdensome Condition, unless within the 45 day period following such denial, withdrawal or determination a petition for rehearing or an amended application has been filed with the applicable governmental entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.01(b) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

           (c) by either the Bank or Target Holding Company if the Merger shall not have been consummated on or before June 30, 1998, time being of the essence, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

           (d) by Target Holding Company if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of the Bank taken as a whole from that disclosed by the Bank in the Bank's quarterly report on Form F-4 for the six months ended June 30, 1997; (ii) there is a material breach in any representation, warranty, covenant, agreement or obligation of the Bank hereunder and such breach shall not have been or cannot be remedied within 30 days after receipt by the Bank of notice in writing from Target Holding Company to the Bank specifying the nature of such breach and requesting that it be remedied; (iii) the Board of Directors of the Bank shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to Target Holding Company its recommendation of, this Agreement and the Merger and the transactions contemplated hereby and thereby; or (iv) any approval of the stockholders of the Bank contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof; or

           (e) by the Bank, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of Target Holding Company and its Subsidiaries taken as a whole from that disclosed by Target Holding Company in Target Holding Company's quarterly report on Form 10-Q for the six months ended June 30, 1997; (ii) there is a material breach in any representation, warranty, covenant, agreement or obligation of Target Holding Company hereunder and such breach shall not have been or cannot be remedied within 30 days after receipt by Target Holding Company of notice in writing from the Bank specifying the nature of such breach and requesting that it be remedied; (iii) the Board of Directors of Target Holding Company shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to the Bank its recommendation of, this Agreement and the Merger and the transactions contemplated hereby and thereby; or (iv) any approval of the stockholders of Target Holding Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

           (f) by the Bank if any waiver of the FRB which is requested with respect to the consummation of the Merger and the other transactions contemplated hereby shall have been denied, shall contain a Burdensome Condition, or in the Bank's reasonable judgment, after consultation with outside counsel, is unlikely to be received without the imposition of a Burdensome Condition; or

           (g) by Target Holding Company, if (either before or after the approval of this Agreement and the transactions contemplated hereby by the shareholders of Target Holding Company) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing with the Determination Date, if the Valuation Period Market Value on the Determination Date shall be less than $20.91.

      Notwithstanding the foregoing, if Target Holding Company elects to exercise its termination right pursuant to this subsection (g), it shall give prompt written notice to the Bank (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period). During the seven-day period commencing with its receipt of such notice, the Bank shall have the option of increasing the consideration to be received by holders of Target Holding Company Common Stock hereunder by increasing the Aggregate Consideration (whether by means of increasing the Stock Amount or the cash portion of the Aggregate Consideration) such that the Aggregate Consideration shall be at least equal to an amount equal to (a) the Threshold Stock Value plus (b) the Base Cash Consideration plus the Cash Adjustment, if any, minus (c) the Aggregate Option Settlement Amount. If the Bank makes an election contemplated by the preceding sentences, within such seven-day period, it shall give prompt written notice to Target Holding Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection (g).

           For purposes of this subsection (g), the following terms shall have the meanings indicated:

           "Determination Date" means the date on which the last of the regulatory approvals required for consummation of the Merger shall have occurred.

           "Stock Value" means the Stock Amount (determined after giving effect to Section 1.06) times the Valuation Period Market
Value.

           "Threshold Stock Value" means the Stock Value determined at a Valuation Period Market Value equal to $20.91.

      9.02 Effect of Termination. In the event of termination of this Agreement by either the Bank or Target Holding Company as provided in Section 9.01, this Agreement shall forthwith become void and have no further effect except (i) Sections 6.02(c), 6.12, 9.02, 10.01 and 10.02 shall survive any termination of this Agreement, (ii) the Stock Option Agreement and the Fee Letter shall survive and be subject to the termination and other provisions thereof, and (iii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any representation, warranty, or other provision of this Agreement.

      9.03 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Target Holding Company or the Bank; provided, however, that after any approval of the transactions contemplated by this Agreement by Target Holding Company's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Target Holding Company's shareholders hereunder in any material respect other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein (other than those contained in Section 7.01); provided, however, that after any approval of this Agreement and the transactions contemplated hereby by Target Holding Company's shareholders, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to Target Holding Company's shareholders hereunder in any material respect other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                             ARTICLE X

                           MISCELLANEOUS

      10.01 Payment to Target Holding Company.

      (a) If the Bank shall terminate this Agreement pursuant to
Section 9.01(f) hereof, or otherwise because any requested waiver of the FRB shall not have been received or shall contain a Burdensome Condition, the Bank shall pay to Target Holding Company a cash fee as follows: (i) $5 million if such termination shall occur on or prior to March 3, 1998; (ii) $8 million if such termination shall occur from March 4, 1998 through and including June 2, 1998; or (iii) $9 million if such termination shall occur from June 3, 1998 through and including June 30, 1998.

      (b) If Target Holding Company shall terminate this Agreement pursuant to Section 9.01(c) hereof and as of June 30, 1998 any requested waiver of the FRB shall not have been received or shall contain a Burdensome Condition, the Bank shall pay to Target Holding Company a cash fee of $9 million; provided, however, that no fee shall be payable under this Section 10.01(b) if any fee is payable under Section 10.01(a) hereof.

      (c) Any fee payable pursuant to Section 10.01(a) or (b) hereof shall be payable in immediately available funds on or before the second business day following termination of this Agreement by the Bank or the second business day following the Bank's receipt of written notice from Target Holding Company effecting termination of this Agreement.

      10.02 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, attorney, accountant, and investment banker fees and expenses, shall be paid by the party incurring such costs and expenses, provided, however, that printing expenses and SEC and FDIC filing and registration fees shall be shared equally between Target Holding Company and the Bank.

      10.03 Non-Survival of Representations and Warranties. The respective representations and warranties of the Bank, Target
Bank and Target Holding Company contained in this Agreement or in any instrument or certificate delivered pursuant hereto by the Bank or Target Holding Company shall expire on and be terminated and extinguished at the Effective Time; provided, however, that after the Effective Time, any such representation or warranty of the Bank or Target Holding Company or Target Bank shall not be deemed to be terminated or extinguished so as to deprive the Bank of any defense at law or in equity which it would otherwise have to any claim against it by any person, firm, corporation or other legal entity, including, without limitation, any shareholder or former shareholder of Target Holding Company.

      10.04 Notification of Certain Matters. Target Holding Company shall give prompt notice to the Bank and the Bank shall give prompt notice to Target Holding Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure of Target Holding Company or the Bank, as the case may be, or of any officer, Director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notifications shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

      10.05 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid certified first class mail
(return receipt requested) or by recognized overnight delivery service addressed as follows:

           (a)  If to the Bank, to:

                William T. Kosturko, Esq.
                Executive Vice President
                    and General Counsel
                People's Bank
                850 Main Street
                Bridgeport, CT 06604

           (b)  If to Target Holding Company or Target Bank, to:

                Norwich Financial Corp.
                4 Broadway
                Norwich, CT 06360
                Attn: Daniel R. Dennis, Jr.
                President and Chief Executive Officer

                Copy to:

                Day, Berry & Howard
                CityPlace I
                Hartford, CT 06103
                Attention:  Paul F. McAlenney, Esq.

or such other address as shall be furnished in writing by either party, and any such notice or communication shall be deemed to have been given as of the date of receipt.

      10.06 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, and that nothing in this Agreement, except Section 6.12, is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement. If any provision or part of this Agreement is deemed unenforceable, the enforceability of the other provisions and parts shall not be affected.

      10.07 Complete Agreement. This Agreement, the Stock Option Agreement, the Fee Letter and the documents and other writings referred to herein or delivered pursuant thereto, contain the entire agreement and understanding of the parties with respect to its subject matter, other than the Confidentiality Agreements. There are no restrictions, agreements, premises, warranties, covenants or undertakings other than those expressly set forth herein or therein. Except as set forth in the first sentence of this Section 10.07, this Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

      10.08 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

      10.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal law or of the State of Delaware with respect to Target Holding Company are applicable).

      10.10 Interpretation. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. When the words "include" or "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require the Bank, Target Holding Company, Target Bank or any of their respective Subsidiaries or affiliates to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

      IN WITNESS WHEREOF, the Bank, Target Holding Company and Target Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written and each of the Bank and Target Bank have caused this Agreement to be executed by a majority of its directors as required pursuant to Section 36a-125 of the CGS.

                               PEOPLE'S BANK


                               By  /s/ David E.A. Carson
                                   ----------------------
                                   David E.A. Carson
                                   Its President and
                                   Chief Executive Officer
Attest:


/s/ Sandra J. Brown
--------------------------
Secretary
                               NORWICH FINANCIAL CORP.



                               By  /s/ Daniel R. Dennis, Jr.
                                   -------------------------
                                   Daniel R. Dennis, Jr.
                                   Its President and
                                   Chief Executive Officer
Attest:


/s/ Daphne P. Cannata
--------------------------
Secretary

                               THE NORWICH SAVINGS SOCIETY



                               By  /s/ Daniel R. Dennis, Jr.
                                   -------------------------
                                   Daniel R. Dennis, Jr.
                                   Its President and
                                   Chief Executive Officer
Attest:


/s/ Daphne P. Cannata
--------------------------
Secretary

     We hereby confirm, as of this 3rd day of September, 1997, our approval of the foregoing Agreement and Plan of Merger by and among Norwich Financial Corp., the Norwich Savings Society and
People's Bank.


                   DIRECTORS OF ACQUIROR BANK


/s/ James P. Biggs               /s/ Samuel W. Hawley
-------------------------        ---------------------------
James P. Biggs                   Samuel W. Hawley


/s/ David E.A. Carson            /s/ Betty Ruth Hollander
-------------------------        ---------------------------
David E.A. Carson                Betty Ruth Hollander


/s/ George P. Carter             /s/ Saul Kwartin
-------------------------        ---------------------------
George P. Carter                 Saul Kwartin


/s/ Joseph B. Clancy             /s/ Jean M. LaVecchia
-------------------------        ---------------------------
Joseph B. Clancy                 Jean M. LaVecchia


/s/ George R. Dunbar             /s/ Jack E. McGregor
-------------------------        ---------------------------
George R. Dunbar                 Jack E. McGregor


/s/ Jerry Franklin               /s/ James A. Thomas
-------------------------        ---------------------------
Jerry Franklin                   James A. Thomas


/s/ Eunice S. Groark             /s/ Wilmot F. Wheeler, Jr.
-------------------------        ---------------------------
Eunice S. Groark                 Wilmot F. Wheeler, Jr.

     We hereby confirm, as of this 3rd day of September, 1997, our approval of the foregoing Agreement and Plan of Merger by and among Norwich Financial Corp., The Norwich Savings Society and
People's Bank.


               DIRECTORS OF TARGET HOLDING COMPANY
                         AND TARGET BANK


/s/ Daniel R. Dennis, Jr.       /s/ Anthony P. Halsey
-------------------------       ---------------------------
Daniel R. Dennis, Jr.           Anthony P. Halsey


/s/ Michael J. Hartl            /s/ Jeremiah J. Lowney, Jr.
-------------------------       ---------------------------
Michael J. Hartl                Jeremiah J. Lowney, Jr.


/s/ Robert T. Ramsdell          /s/ Richard P. Reed
-------------------------       ---------------------------
Robert T. Ramsdell              Richard P. Reed


/s/ Martin C. Shapiro           /s/ Paul R. Duevel
-------------------------       ---------------------------
Martin C. Shapiro               Paul R. Duevel